Exhibit 11               COMPUTATION OF EARNINGS PER SHARE
                         Fluke Corporation and Subsidiaries

                                        QUARTER ENDED    THREE QUARTERS ENDED
                                    1/27/95     1/28/94    1/27/95    1/28/94
Shares issued at beginning
   of period                      8,807,391  8,807,391  8,807,391   8,807,391
Less repurchased shares at
   beginning of period           (1,051,765)  (927,532)  (908,701) (2,464,936)
Shares outstanding at
   beginning of period            7,755,626  7,879,859  7,898,690   6,342,455
Issuance of shares for
   acquisition, weighted average        ---        ---        ---   1,000,000
Conversion of preferred shares          ---        ---        ---     538,144
Repurchase of common shares
   weighted average                     ---     (1,556)  (119,231)       (519)
Net issuance of shares
   under employees stock plans,
   weighted average                   5,942      8,401      5,591       2,262
Weighted average common
   shares outstanding             7,761,568  7,886,704  7,785,050   7,882,342
Assumed exercise of stock
   options, weighted average
   of incremental shares            217,221    151,516    218,630     139,727
Average shares and
   share equivalents
   outstanding                    7,978,789  8,038,220  8,003,680   8,022,069
Earnings per Share               $     0.53 $     0.30 $     1.22  $     0.71
Net Income                       $4,225,000 $2,380,000 $9,788,000  $5,699,000